                      DESIGNATION TO SIGN FORMS 3, 4 AND 5

      I, Kevin J. Hunt, Director of Energizer Holdings, Inc., hereby authorize and designate Mark S. LaVigne, Emily K. Boss, Benjamin J. Angelette and Melissa
A. Nazzoli to sign and file all Forms 3, 4 and 5 which I may be required to file with the Securities and Exchange Commission pursuant to Section 16(a) of the
Securities Exchange Act of 1934.  Such authority shall continue indefinitely until such time as I revoke such authority in writing.  His or her authority shall not be exclusive and nothing herein shall serve to prohibit me from designating other persons to sign and file my Forms 3, 4 and 5, or from so signing and filing such Forms myself.

Dated: 4/4/2015                 /s/ Kevin J. Hunt
                               --------------------------------
                                         (Signature)